Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•

FOR IMMEDIATE RELEASE FEBRUARY 25, 2016	For Further Information:
Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD SALES AND EARNINGS
FOR FOURTH QUARTER AND YEAR 2015

TULSA, OK, February 25, 2016 - AAON, INC. (NASDAQ-AAON), today announced its operating results for the fourth quarter and year 2015. Sales in the fourth quarter were a record $97.2 million, up 14.8% from $84.7 million in 2014. Net income was also a record $12.9 million, up 22.9% from $10.5 million in the same period a year ago. Sales for the year 2015 reached a record level, $358.6 million, up 0.6% compared to $356.3 million in 2014. Earnings for 2015 were also a record, $45.7 million, up 3.6% compared to $44.2 million in 2014.

Earnings for the fourth quarter of 2015 and 2014 were $0.24 and $0.19 per diluted share, up 26.3%, based upon 54.0 million and 54.8 million diluted shares outstanding, respectively. Earnings per diluted share for the years 2015 and 2014 were $0.84 and $0.80, up 5.0%, based upon 54.5 million and 55.4 million diluted shares outstanding, respectively.

Norman H. Asbjornson, President and CEO, stated, “We had a slow start to 2015, but with the changes made during the year, including adding more Regional Sales Managers and eliminating under-performing Sales Representative firms, we witnessed a firm rebound and growth in the final quarter of the year."

Mr. Asbjornson further added, "Our gross profit percentage remains strong at 30.3% for the year 2015 compared to 30.4% in 2014. Our SG&A expense as a percent of sales decreased from 11.4% in 2014 to 10.4% in 2015. This decrease is due to the absence of non-recurring charitable donations made in 2014 and decreases in our warranty expense."

Mr. Asbjornson continued, "The Company’s backlog increased from $48.8 million at December 31, 2014 to $57.1 million at December 31, 2015. In addition, the Company's balance sheet at year end was strong. The current ratio was 2.9:1 (including cash and investments of $37.4 million). It should be noted that the Company purchased slightly more than 1.0 million shares of AAON stock under its resumed open market buyback program for approximately $25.0 million during the fourth quarter. We continued to remain debt-free and our return on average stockholder equity was 25.9% in 2015 compared to 26.1% in 2014."

Mr. Asbjornson concluded, "While 2015 results were relatively similar with 2014, we expect the changes in our sales force in 2015 and the expansion of our product lines in 2016 will allow the Company to continue its growth mode and post record results in sales and earnings."

The Company will host a conference call today at 4:15 P.M. (Eastern Time) to discuss the fourth quarter and year 2015 results. To participate, call 1-888-241-0551 (code 49944392); or, for rebroadcast, call 1-855-859-2056 (code 49943292).

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal heat pumps, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income
	Three Months Ended December 31,		Years Ending December 31,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
Net sales	$97,229	$84,728	$358,632	$356,322
Cost of sales	67,648	59,537	249,951	248,059
Gross profit	29,581	25,191	108,681	108,263
Selling, general and administrative expenses	9,859	8,519	37,438	40,562
Gain on disposal of assets	—	(281)	(59)	(305)
Income from operations	19,722	16,953	71,302	68,006
Interest income, net	74	81	161	276
Other expense, net	(18)	(6)	(124)	(36)
Income before taxes	19,778	17,028	71,339	68,246
Income tax provision	6,830	6,495	25,611	24,088
Net income	$12,948	$10,533	$45,728	$44,158
Earnings per share:
Basic	$0.24	$0.19	$0.85	$0.81
Diluted	$0.24	$0.19	$0.84	$0.80
Cash dividends declared per common share:	$0.11	$0.09	$0.22	$0.18
Weighted average shares outstanding:
Basic	53,680,995	54,291,317	54,045,841	54,809,319
Diluted	54,036,021	54,815,954	54,481,484	55,369,016

AAON, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
	December 31,
	2015	2014
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$7,908	$21,952
Certificates of deposit	10,080	6,098
Investments held to maturity at amortized cost	12,444	11,972
Accounts receivable, net	50,024	44,092
Income tax receivable	4,702	2,569
Note receivable	23	30
Inventories, net	38,499	37,618
Prepaid expenses and other	533	609
Total current assets	124,213	124,940
Property, plant and equipment:
Land	2,233	2,233
Buildings	68,806	64,938
Machinery and equipment	143,100	127,968
Furniture and fixtures	11,270	10,388
Total property, plant and equipment	225,409	205,527
Less: Accumulated depreciation	124,348	113,605
Property, plant and equipment, net	101,061	91,922
Certificates of deposit	1,880	5,280
Investments held to maturity at amortized cost	5,039	4,015
Note receivable	661	817
Total assets	$232,854	$226,974

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	6,178	11,370
Accrued liabilities	37,235	31,343
Total current liabilities	43,413	42,713
Deferred revenue	698	1,006
Deferred tax liabilities	8,706	7,534
Donations	1,119	1,662
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued
Common stock, $.004 par value, 100,000,000 shares authorized, 53,012,363 and 54,041,829 issued and outstanding at December 31, 2015 and 2014, respectively	212	216
Additional paid-in capital	—	—
Retained earnings	178,706	173,843
Total stockholders' equity	178,918	174,059
Total liabilities and stockholders' equity	$232,854	$226,974

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
	Years Ending December 31,
	2015	2014	2013
Operating Activities	(in thousands)
Net income	$45,728	$44,158	$37,547
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,741	11,553	12,312
Amortization of bond premiums	266	688	790
Provision for losses on accounts receivable, net of adjustments	(48)	(22)	141
Provision for excess and obsolete inventories	178	135	243
Share-based compensation	2,891	2,178	1,763
Excess tax benefits from stock options exercised and restricted stock awards vested	(2,445)	(1,239)	(843)
Gain on disposition of assets	(59)	(305)	(22)
Foreign currency transaction loss	139	74	67
Interest income on note receivable	(30)	(36)	(40)
Deferred income taxes	1,172	(2,111)	(1,594)
Write-off of note receivable	—	—	75
Changes in assets and liabilities:
Accounts receivable	(5,884)	(5,007)	4,662
Income tax receivable	312	(257)	464
Inventories	(1,059)	(5,613)	231
Prepaid expenses and other	76	(305)	436
Accounts payable	(5,109)	3,512	(5,197)
Deferred revenue	189	782	615
Accrued liabilities	4,852	4,094	1,942
Net cash provided by operating activities	52,910	52,279	53,592
Investing Activities
Capital expenditures	(20,967)	(16,127)	(9,041)
Proceeds from sale of property, plant and equipment	63	319	92
Investment in certificates of deposits	(6,680)	(9,940)	(9,108)
Maturities of certificates of deposits	6,098	9,310	3,600
Purchases of investments held to maturity	(14,183)	(6,880)	(22,275)
Maturities of investments	11,408	14,197	2,005
Proceeds from called investments	1,013	3,029	3,332
Principal payments from note receivable	54	63	69
Net cash used in investing activities	(23,194)	(6,029)	(31,326)
Financing Activities
Borrowings under revolving credit facility	—	—	8,325
Payments under revolving credit facility	—	—	(8,325)
Stock options exercised	2,795	1,318	1,467
Excess tax benefits from stock options exercised and restricted stock awards vested	2,445	1,239	843
Repurchase of stock	(37,143)	(29,284)	(8,222)
Cash dividends paid to stockholders	(11,857)	(9,656)	(7,428)
Net cash used in financing activities	(43,760)	(36,383)	(13,340)
Net (decrease) increase in cash and cash equivalents	(14,044)	9,867	8,926
Cash and cash equivalents, beginning of period	21,952	12,085	3,159
Cash and cash equivalents, end of period	$7,908	$21,952	$12,085

Use of Non-GAAP Financial Measure
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended December 31,		Years Ending December 31,

	2015	2014	2015	2014
	(in thousands)
Net Income, a GAAP measure	$12,948	$10,533	$45,728	$44,158
Depreciation	3,154	2,893	11,741	11,553
Amortization of bond premiums	98	127	266	688
Share-based compensation	815	600	2,891	2,178
Interest (income) expense	(172)	(208)	(427)	(964)
Income tax expense	6,830	6,495	25,611	24,088
EBITDAX, a non-GAAP measure	$23,673	$20,440	$85,810	$81,701